Exhibit 4.2

EXECUTION VERSION

SYNOVUS FINANCIAL CORP.,

as Issuer,

PINNACLE FINANCIAL PARTNERS, INC.,

as Successor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of January 1, 2026

to

INDENTURE

Dated as of December 7, 2015

SUPPLEMENTAL INDENTURE, dated as of January 1, 2026 (this “Supplemental Indenture”), by and among Synovus Financial Corp., a Georgia corporation (herein called the “Company”), Pinnacle Financial Partners, Inc. (f/k/a Steel Newco Inc.), a Georgia corporation (herein called “Newco”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (herein called the “Trustee”).

RECITALS

WHEREAS, the Company has previously executed and delivered to the Trustee an indenture, dated as of December 7, 2015 (the “Indenture”), providing for the issuance of the Company’s 5.900% Fixed-to-Fixed Rate Subordinated Notes due 2029 (collectively, the “Notes”);

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated July 24, 2025, by and among the Company, Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), and Newco, as amended from time to time, which provides, among other things, that on the terms and subject to the conditions set forth therein, Pinnacle and the Company will merge with and into Newco, with Newco surviving (the “Merger”);

WHEREAS, Section 5.01 of the Indenture provides that, with respect to each series of the Notes, Newco must expressly assume by supplemental indenture all of the Obligations of the Company on all of the Notes;

WHEREAS,  Section 9.01(b) provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to comply with Article 5 of the Indenture;

WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company in the execution of this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement of the Company in accordance with its terms have been duly performed and complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of each series of Notes as follows:

ARTICLE 1

AMENDMENT OF INDENTURE

Section 1.1    Assumption of Obligations.  Pursuant to, and in compliance and accordance with, Section 5.01 of the Indenture, Newco hereby expressly assumes all obligations of the Company on all of the Notes and under the Indenture.  Pursuant to, and in compliance and accordance with, Section 5.02 of the Indenture, Newco succeeds to and is substituted for, and may exercise every right and power of, the Company,  with the same effect as if Newco has originally been named in the Indenture as the Company.

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ARTICLE II

MISCELLANEOUS

Section 2.1      Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2   Effect of Supplemental Indenture. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture.  Upon the execution of this Supplemental Indenture, the Indenture is thereby modified in accordance therewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes.  Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 2.3      Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects ratified and confirmed.

Section 2.4      Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.5      GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 2.6      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purpose.

Section 2.7      Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.8     Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

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Section 2.9    Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10    Effectiveness; Operativeness. This Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of each series of Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Supplemental Indenture.

Section 2.11    Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Supplemental Indenture.  The recitals and statements in this Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

SYNOVUS FINANCIAL CORP.

By:	/s/ Andrew J. Gregory, Jr.
	Name:	Andrew J. Gregory, Jr.
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Supplemental Indenture]

SUCCESSOR:

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Andrew J. Gregory, Jr.
	Name:	Andrew J. Gregory, Jr.
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Supplemental Indenture]

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melissa Matthews
Name:	Melissa Matthews
Title:	Agent

[Signature Page to Supplemental Indenture]